EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the report of ArmaninoLLP and of Travis Wolff, LLP (whose practice became part of ArmaninoLLP as of January 1, 2017) dated June 29, 2017, with respect to the Statements of Net Assets Available for Benefits of The Nokia USA Inc. Retirement Savings and Investment Plan as of December 31, 2016, and 2015, the Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2016, and the related supplemental schedules of Delinquent Participant Contributions for the year ended December 31, 2016, and of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016, Annual Report on Form 11-K of The Nokia USA Inc. Retirement Savings and Investment Plan.

/s/ ArmaninoLLP

Armanino LLP Dallas, Texas March 22, 2018